Exhibit 99.1

American Oriental Bioengineering Reports

Fourth Quarter and Full Year 2008 Financial Results

— Revenue Increased 68% to $96.3 Million in 4Q08 and 65% to $264.6 Million in FY08 —

— FY08 Non-GAAP Net Income up 45% to $62.7 Million, or $0.76 per Diluted Share —

— 4Q08 Non-GAAP Net Income up 43% $21.7 Million, or $0.25 per Diluted Share —

New York, March 9, 2008 — American Oriental Bioengineering, Inc. (NYSE: AOB), a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter (“OTC”) products in China, today announced financial results for the fourth quarter and fiscal year ended December 31, 2008.

Financial Results

Revenue in the fourth quarter of 2008 increased 67.9% year over year to $96.3 million from $57.3 million, reflecting continued demand for the Company’s core prescription and OTC pharmaceutical products. Revenue from pharmaceutical products increased 69.9% to $81.2 million from $47.8 million in the prior year’s fourth quarter, driven by increased demand for the Jinji Series of products, Shuanghuanglian Injection Powder, and the Cease Enuresis Soft Gel and Patch. Prescription pharmaceutical products generated $28.5 million in revenue during the fourth quarter, up 39.8% year over year, and OTC pharmaceutical products generated $52.6 million in revenue during the fourth quarter, up 92.3% year over year. Nutraceutical products generated revenue of approximately $9.6 million in the fourth quarter of 2008, roughly flat to the prior year period. Revenue from nutraceutical products as a percentage of total revenue decreased to approximately 10.0% from approximately 16.6% in the fourth quarter of last year, as the Company continued to focus more on pharmaceutical product sales. The Company generated $5.5 million in distribution revenue since acquiring Nuo Hua on October 18, 2008.

Gross profit in the fourth quarter of 2008 increased 53.9% to $60.0 million from $39.0 million in the fourth quarter of 2007. Gross margin was 62.4%, compared with 68.1% in the prior year’s period, reflecting lower margin distribution and CCXA product revenue.

Operating income in the fourth quarter was $11.8 million compared with $18.8 million in the prior year period and primarily reflects a $12.3 million expense for in-process R&D at GuangXi HuiKe (“GHK”), which the Company acquired in the fourth quarter. In line with accounting policies at the time of the acquisition, the Company was required to expense, not capitalize, the estimated future value of GHK’s intangible assets. General and administration expenses as well as selling and marketing expenses increased 77% to $22.3 million from $12.6 million in the prior year period. The increase primarily reflects marketing and promotional initiatives related to Jinji and Boke products.

Net income for the fourth quarter of 2008 was $8.0 million, or $0.10 per diluted share. Non-GAAP net income, which excludes interest expense related to the Company’s outstanding convertible debt as well as the in-process R&D expense described above, increased 42.7% to $21.7 million, from $15.2 million in the prior year period. Non-GAAP net income per diluted share increased to $0.25 per diluted share in the fourth quarter of 2008, from $0.20 per diluted share in the prior year period. Please refer to the Company’s GAAP to Non-GAAP reconciliation table provided below.

Fiscal 2008 Financial Results

Revenue for the fiscal year 2008 increased 64.9% to $264.6 million from $160.5 million in 2007. Prescription pharmaceutical products generated revenue of $87.4 million, up 48.1% from $59.0 million in the year 2007, and OTC pharmaceutical products generated revenue of $137.5 million, up 99.8% from $68.8 million in 2007. The CCXA and Boke businesses contributed revenue of $24.8 million and $38.2 million, respectively, during the fiscal year 2008, compared with $5.4 million and $3.2 million in 2007. CCXA and Boke businesses began contributing to revenue in the third and fourth quarters of 2007. Revenue from nutraceutical products increased 4.9% to $34.3 million from $32.7 million in the year before. Revenue from Nuo Hua’s distribution business was $5.5 million and began contributing to results in the fourth quarter of 2008.

Net income in 2008 increased 10.4% to $47.8 million, or $0.61 per diluted share. Non-GAAP net income, as described above and reconciled below, was $62.7 million, compared with $43.3 million in the prior year. Non-GAAP net income per diluted share increased to $0.76 per diluted share from $0.61 per diluted share in the prior year.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering, commented “In 2008, we strengthened our leading brands, enhanced our product portfolio, and diversified our operations in a way that lends flexibility to our business model, so that we can navigate China’s rapidly changing regulatory environment. We achieved these successes despite the increasingly challenging economic environment worldwide, and we are cautiously optimistic that China’s healthcare industry remains somewhat insulated from the global economic crisis. Going into 2009 and 2010, we’ll continue to strengthen our core competencies in production, sales and marketing and distribution reach, as well as focus on R&D efforts and our infrastructure, to ensure that we are well-prepared to capitalize on the many opportunities we see in China’s healthcare sector.”

Conference Call

The Company will hold a conference call at 8:00 am ET on March 9, 2009 to discuss fiscal fourth quarter and full year 2008 results. Listeners may access the call by dialing 1-866-203-2528 or 1-617-213-8847 for international callers, access code: 34183253. A webcast will also be available through AOB’s website at www.bioaobo.com. A replay of the call will be available through March 16, 2009. Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 73734657.

About American Oriental Bioengineering, Inc.

American Oriental Bioengineering, Inc. is a China-based pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products.

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The economic, competitive, governmental, technological and other factors identified in the Company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2008, may cause actual results or events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Integrated Corporate Relations, Inc.

Ashley M. Ammon

203-682-8208

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE

INCOME

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2008	2007	2008	2007
	Unaudited	Unaudited	Audited	Audited
REVENUES	$96,270,506	$57,332,523	$264,643,058	$160,482,383
COST OF GOODS SOLD	36,222,784	18,302,489	91,031,274	49,364,486

GROSS PROFIT	60,047,722	39,030,034	173,611,784	111,117,897

Selling and marketing	17,117,853	8,435,612	39,774,330	20,669,303
Advertising	12,342,238	6,696,321	34,102,538	22,865,903
General and administrative	5,132,162	4,131,923	18,765,757	13,365,156
Depreciation and amortization	1,371,108	936,546	4,383,215	1,989,425
Purchased in-process research and development	12,255,248	—	12,255,248	—

Total operating expenses	48,218,609	20,200,402	109,281,088	58,889,787

EQUITY IN EARNINGS (LOSS) FROM UNCONSOLIDATED ENTITIES	(541,336)	—	(1,132,986)	23,711
INTEREST INCOME (EXPENSE), NET	(1,414,233)	196,352	(2,571,015)	617,524
OTHER EXPENSE, NET	198,672	(589,087)	(65,843)	(525,065)
MINORITY INTERESTS	(27,575)	—	(27,575)	—

INCOME BEFORE INCOME TAXES	10,044,641	18,436,897	60,533,277	52,344,280

INCOME TAXES	2,003,492	3,204,281	12,727,388	9,053,399

NET INCOME	8,041,149	15,232,616	47,805,889	43,290,881

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain, net of tax	552	5,833,544	12,819,020	10,105,577

OTHER COMPREHENSIVE INCOME, NET OF TAX	552	5,833,544	12,819,020	10,105,577

COMPREHENSIVE INCOME	$8,041,701	$21,066,160	$60,624,909	$53,396,458

NET INCOME PER COMMON SHARE
BASIC	$0.10	$0.21	$0.62	$0.62
DILUTED	$0.10	$0.20	$0.61	$0.61

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	74,566,818	75,386,436	76,504,035	69,870,775
DILUTED	86,915,928	75,386,436	82,254,185	71,364,244

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31, 2008	DECEMBER 31, 2007
CURRENT ASSETS
Cash and cash equivalents	$70,636,510	$166,410,075
Accounts receivable, net of reserve of $226,330 and $302,270 at December 31, 2008 and 2007, respectively	36,982,167	16,494,619
Inventories, net of provision for slow moving inventories	13,042,123	12,264,536
Advances to suppliers and prepaid expenses	3,593,979	4,309,352
Notes receivable	708,076	2,259,616
Refundable deposit	6,396,996	—
Deferred tax assets	347,216	—
Other current assets	744,903	5,134,118

Total Current Assets	132,451,970	206,872,316

LONG-TERM ASSETS
Property, plant and equipment, net	98,154,443	48,496,760
Land use rights, net	148,988,870	46,310,240
Deposit for long-term assets	6,347,174	—
Construction in progress	25,385,835	755,614
Deferred tax assets	1,313,832	1,498,481
Intangible assets, net	23,690,440	26,972,166
Goodwill	28,543,226	22,566,768
Investments in and advances to equity investments	54,963,064	242,551
Unamortized financing costs	4,215,983	—

Total Long-Term Assets	391,602,867	146,842,580

TOTAL ASSETS	$524,054,837	$353,714,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

	DECEMBER 31, 2008	DECEMBER 31, 2007
CURRENT LIABILITIES
Accounts payable	$12,287,887	$3,436,352
Notes payables	3,262,877	72,254
Other payables and accrued expenses	19,766,652	7,786,157
Taxes payable	420,671	2,843,719
Short-term bank loans	7,140,148	6,289,222
Current portion of long-term bank loans	58,659	2,374,565
Other liabilities	2,253,440	3,548,776
Deferred tax liabilities	846,026	109,733

Total Current Liabilities	46,036,360	26,460,778

LONG-TERM LIABILITIES
Long-term bank loans	804,521	1,263,483
Long-term notes payable	269,908	286,365
Deferred tax liabilities	16,083,768	12,621,180
Convertible Note	115,000,000	—

Total Long-Term Liabilities	132,158,197	14,171,028

TOTAL LIABILITIES	178,194,557	40,631,806

COMMITMENTS

MINORITY INTERESTS	652,081	—

SHAREHOLDERS’ EQUITY

Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1,000	1,000

Common stock, $0.001 par value; 150,000,000 shares authorized; 78,249,264 and 77,991,935 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively.	78,249	77,992
Common stock to be issued	376,335	1,611,333
Prepaid forward repurchase contract	(29,998,616)	—
Additional paid-in capital	195,741,544	193,007,987
Retained earnings (the restricted portion of retained earnings is $29,532,699 at December 31, 2008 and December 31, 2007)	149,923,681	102,117,792
Accumulated other comprehensive income	29,086,006	16,266,986

Total Shareholders’ Equity	345,208,199	313,083,090

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$524,054,837	$353,714,896

AMERICAN ORIENTAL BIOENGINEERING, INC.

Reconciliation of GAAP to Non-GAAP

(In US$, except share data)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
GAAP net income	8,041,149	15,232,616	47,805,889	43,290,881
Acquisition-related in-process research and development expense	12,255,248	—	12,255,248	—
Interest expense	1,437,500		2,635,417

Non-GAAP net income	21,733,897	15,232,616	62,696,554	43,290,881

GAAP earnings per share
-Basic	0.10	0.21	0.62	0.62
-Diluted	0.10	0.20	0.61	0.61

Non-GAAP earnings per share
-Basic	0.27	0.20	0.79	0.62
-Diluted	0.25	0.20	0.76	0.61

Shares used in computation of GAAP / Non-GAAP earnings per share
Ordinary shares
-Basic	74,566,818	75,386,436	76,504,035	69,870,775
-Diluted	86,915,928	75,663,385	82,254,185	71,364,244